UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 9, 2009

Zurvita Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-145898	26-0531863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner
Houston, Texas 77024
 (Address of principal executive offices and Zip Code)
___________________

713-464-5002
 (Registrant’s telephone number, including area code)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Telephone:  (212) 930-9700
Fax:  (212) 930-9725

Not Applicable
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Securities Purchase Agreement

On October 9, 2009 (the “First Closing Date”), Zurvita Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Beyond Commerce, Inc. (“Beyond Commerce”), pursuant to which the Company agreed to purchase an aggregate of 8,000,000 shares of common stock of Beyond Commerce at a price per share of $0.10 for aggregate consideration of $800,000.  The closing of the transaction was subject to certain conditions, including but not limited to, the acquisition of certain software assets of Beyond Commerce by OmniReliant Holdings, Inc. (“OmniReliant”) and the Company’s entry into a license agreement with OmniReliant (as described below) covering such software.

Pursuant to the terms of the Agreement, on the First Closing Date, the Company purchased 3,000,000 shares of common stock.  In addition, the Company agreed to purchase an additional 2,000,000 shares on the date on which the Company is able to sell ads (the “Second Closing Date”). The Company agreed to acquire 1,000,000 shares on October 23, 2009 (the “Third Closing Date”) and 2,000,000 shares on the date on which the entire sales, operational and technical transition has taken place allowing OmniReliant and the Company to operate independently on their own platform, which shall occur no later than November 1, 2009.

License Agreement

On October 9, 2009, the Company entered into a license and marketing agreement (the “License Agreement”) with OmniReliant whereby OmniReliant granted a perpetual right and license, under all intellectual property rights applicable to the LocalAdLink Software (the “Software”), to access, use, execute, display, market, and sell the Software to the Company in consideration for a royalty fee of $2.00 per user for a period of twenty four (24) months, commencing ninety (90) days from the date the Company runs its first advertisement.  Additionally, pursuant to the terms of the License Agreement, OmniReliant granted the Company the right to market and sell the Software through its independent sales representatives in consideration for a 6% promissory note in the principal amount of Two Million Dollars ($2,000,000), payable three (3) years from the date of issuance and convertible at any time at the option of OmniReliant at a conversion price of $0.25 per share.

The foregoing is not a complete summary of the terms of the Agreement, License Agreement and Promissory Note described in this Item 1.01 and reference is made to the complete text of the Agreement, License Agreement and Promissory Note attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 2.02	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01 above, which information that is required to be disclosed under this Item 2.02 is hereby incorporated by reference into this Item, on October 9, 2009, the Company issued and sold a 6% Convertible Debenture in the principal amount of $2,000,000 (the “Debenture”) to OmniReliant. The Debenture is due on October 9, 2012 and is convertible at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price of $0.25 per share.  The Debenture was sold and/or issued only to an “accredited investor,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), was not registered under the Securities or the securities laws of any state, and was offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 3.02	Unregistered Sale of Equity Securities

See Item 2.03 Above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Securities Purchase Agreement between Beyond Commerce, Inc. and Zurvita Holdings, Inc. dated October 9, 2009
10.2	License and Marketing Agreement between OmniReliant Holdings, Inc. and Zurvita Holdings, Inc. dated October 9, 2009
10.3	6% Debenture dated October 9, 2009

SIGNATURES

        In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZURVITA HOLDINGS, INC.

Dated: October 16, 2009	By:	/s/ Jay Shafer
Jay Shafer, Co-Chief Executive Officer

EXHIBIT INDEX

10.1	Securities Purchase Agreement between Beyond Commerce, Inc. and Zurvita Holdings, Inc. dated October 9, 2009
10.2	License and Marketing Agreement between OmniReliant Holdings, Inc. and Zurvita Holdings, Inc. dated October 9, 2009
10.3	6% Debenture dated October 9, 2009